EXHIBIT 99.1

QUEPASA CORPORATION CEO JOHN ABBOTT INTERVIEWED ON “THE REAL STORY” PODCAST ON THESTREET.COM

WEST PALM BEACH, FL – December 21, 2009 -- Quepasa Corporation (OTC Bulletin Board: QPSA), one of the world's fastest-growing Latino social networks, was recently featured in a podcast on TheStreet.com. John Abbott, CEO of Quepasa, joined a discussion of the popular Hispanic social website with Gregg Greenberg, host of “The Real Story”. The podcast was made available after market on Friday, December 18, 2009 and can be downloaded at the following link: http://www.thestreet.com/podcasts/real-story.html

Abbott shared with “The Real Story” subscribers how Quepasa has grown its member base to 7 million, and is now adding, on average, 1 million new subscribers per month. He also detailed some of the site’s recent successes, including the decision by institutions such as the Mexican Tourism Board to utilize Quepasa’s DSM platform. The platform, which launched this year, is a viral ad product that allows advertisers and brands to target and distribute their marketing message across all social media sites. Abbott explained how these user-powered campaigns are extremely viral and create great word-of-mouth marketing for brands by motivating users to share content with friends and colleagues across all social media. As a result, brands are able to deliver a consistent message to a broad user base at the lowest equivalent cost per impression compared to other forms of advertising.

When discussing Quepasa’s potential revenue, Abbott explained the new “Papacito” application which allows users to anonymously admire other users by adding them as their secret admirer. Each month the users with the most picks will be crowned the Quepasa "Papacito of the Month." To increase game play and extend functionality, more guesses per game will be available via both a la carte pricing and a monthly subscription fee payable via QDollars, the Quepasa premium virtual currency.

The “Papacito” application is part of Quepasa's overall monetization strategy which will focus on distributed social media and applications tied into Quepasa's virtual economy, which will facilitate both virtual gifting and purchases of VIP subscriptions. Abbott noted that the company would be close to break-even for the month of December 2009 and is looking to cover its operating costs for 2010 via DSM campaigns. With more advertisers realizing that older methods of advertising are not producing results, Abbott expects an influx of American and global companies to follow suit and use sites such as Quepasa to target Hispanics with precision and in a cost- effective manner.

About Quepasa Corporation

Quepasa Corporation, headquartered in West Palm Beach, FL with offices in Los Angeles, CA; Sao Paulo, Brazil; Scottsdale, AZ; Miami, FL; and Hermosillo, MX, owns Quepasa.com (www.Quepasa.com), one of the world's largest, trilingual, Latino social networks. Quepasa.com is an authentic Latino community that provides fun, interactive, and easy to use social tools, and rich multimedia content in English, Spanish and Portuguese to embrace Latinos everywhere, and empower them to connect online, compete in contests and games and share their interests, ideas, and activities.

Forward-Looking Statements

The statements in this press release relating to our potential revenue, financial results for the month of December, intentions of covering operating expenses for 2010 with DSM campaigns and our expectations regarding American and global companies to follow suit and use sites such as Quepasa to target Hispanics with precision and in a cost effective manner are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Additionally, words such as “expects,” “anticipates,” “intends,” “believes,” “will” and similar words are used to identify forward-looking statements.

The results anticipated by any or all of these forward-looking statements might not occur. Important factors, uncertainties and risks that may cause actual results to differ materially from these forward-looking statements include changes in the public’s approach to social network needs, global economic conditions and the continued slump in the capital and credit markets. We undertake no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For more information regarding some of the ongoing risks and uncertainties of our business, see the risk factors contained in Quepasa’s Form 10-K for the year ended December 31, 2008.

Contacts:

Investor Relations

Erika Moran

Media

Janet Vasquez

The Investor Relations Group

212-825-3210